Exhibit 99.1

3003 Tasman Drive Santa Clara, CA 95054

For release at 1:00 P.M. (PDT)	Contact:
January 27, 2005	Lisa Bertolet	Meghan O’Leary
	Investor Relations	Public Relations
	(408) 654-7282	(408) 654-6364

NASDAQ: SIVB

SILICON VALLEY BANCSHARES ANNOUNCES 2004 YEAR-END AND FOURTH QUARTER FINANCIAL RESULTS

Loan Growth and Improvements in Net Interest Margin Generate Higher Return on Equity in the Fourth Quarter
Board of Directors authorizes repurchase of up to an additional $75.0 million of Common Stock

SANTA CLARA, Calif. — January 27, 2005 — Silicon Valley Bancshares today announced earnings per diluted common share (EPS) of $0.51 for the fourth quarter of 2004, exceeding EPS guidance of $0.44 to $0.48 given on October 21, 2004. EPS for the third quarter of 2004 were $0.43, which included an impairment of goodwill charge of $0.03 per diluted common share, net of tax, related to Woodside Asset Management, Inc., a subsidiary. EPS were $(0.44) in the fourth quarter of 2003, which included an impairment of goodwill charge of $0.76 per diluted common share, net of tax, related to SVB Alliant.

EPS for 2004 were $1.74 versus $0.32 for 2003. EPS for 2004 and 2003 included the impact of impairment of goodwill charges related to Woodside Asset Management, Inc., and SVB Alliant of $0.03 and $1.04 per diluted common share on an after-tax basis, respectively.

Net income totaled $19.6 million for the quarter ended December 31, 2004, an increase of $3.5 million, or 21.4 percent, from $16.1 million for the third quarter of 2004. During the third quarter of 2004, the Company recognized a $1.9 million non-cash impairment of goodwill charge related to Woodside Asset Management, Inc., a subsidiary. The charge totaled $1.1 million on an after-tax basis. Net income increased $34.9 million compared to a loss of $15.3 million for the fourth quarter of 2003.

Net income totaled $65.4 million for 2004, an increase of $53.4 million, or 445.8 percent, compared to $12.0 million for 2003. Net income for 2003 included pre-tax impairment of goodwill charges totaling $63.0 million and $38.7 million on an after-tax basis.

2004 Highlights

•                  Average deposits grew 19.2 percent, or $627.9 million, over 2003, with average noninterest-bearing deposits at their highest levels in the Company’s history.

•                  Average loans reached the $2.0 billion mark for the first time, growing by 8.6 percent, over last year.

•                  Credit quality remained strong with nonperforming loans (NPLs) as a percentage of total gross loans at 0.6 percent, consistent with the prior year end.

•                  Net interest income rose by 24.3 percent to $234.7 million in 2004 primarily due to an increase in average interest-earning assets of $708.9 million.  The average investment securities and loan portfolios increased by $502.6 million and $154.4 million, respectively during the year.

Fourth Quarter Highlights

•                  Net interest margin increased from 5.6 percent in the third quarter of 2004 to 5.9 percent in the fourth quarter of 2004. This increase was largely driven by improvements in yields generated by both the loan and investment securities portfolios. During the fourth quarter, yield on the Company’s loan portfolio rose from 8.2 percent to 8.8 percent primarily due to recent increases in short-term market interest rates, and income recognition of certain early payment loan fees.

•                  Net interest income increased by 11.3 percent to $67.9 million in the fourth quarter of 2004 from $61.0 million in the third quarter of 2004. This rise was due largely to increases in total overnight investments and total average loans, combined with the impact of recent increases in short-term market interest rates on the Company’s overnight investments and variable rate loans.

•                  Quarterly average loans at $2.1 billion were 4.5 percent higher than in the third quarter of 2004, and represented the highest quarterly average in the Company’s history.

•                  The Company recorded a recovery of provision for loan losses of ($3.4) million in the fourth quarter of 2004, compared to a recovery of provision for loan losses of ($1.4) million in the third quarter of 2004. The Company experienced $6.3 million in gross charge-offs and $3.8 million in gross recoveries in the fourth quarter of 2004.  This compares to gross charge-offs of $3.2 million and gross recoveries of $3.2 million in the third quarter of 2004.

•                  Nonperforming loans (NPLs) were 0.6 percent of total gross loans, down from 0.7 percent in the third quarter of 2004. The allowance to cover potential loan losses was at 251.8 percent of NPLs at December 31, 2004, compared to 289.2 percent at September 30, 2004.

•                  Letter of credit and foreign exchange fee income of $5.0 million in the fourth quarter of 2004 represented an increase of $1.1 million over the prior quarter. The increase was largely due to higher volume in client foreign exchange transactions, which the Company believes was due to increased volatility in certain foreign currencies during the quarter.

“The final quarter of 2004 was an outstanding end to an outstanding year,” said Kenneth P. Wilcox, President and CEO of Silicon Valley Bancshares. “While we remain optimistic about the economy overall, we believe the markets we serve have regained their equilibrium and that the market we have today is the one in which we’ll likely operate for some time. We’ve done a good job of making money in this market, and expect to continue to emphasize revenue growth and expense control in 2005.”

Selected Financial Metrics

	For the three months ended			% Change	% Change
(Dollars in millions, except per share amounts)	December 31, 2004	September 30, 2004	December 31, 2003	Current Quarter / Prior Quarter	Current Quarter / Prior Year Quarter

EPS (Diluted)	$0.51	$0.43	$(0.44)	18.6%	215.9%
Net Income	19.6	16.1	(15.3)	21.4	227.9
Average Total Assets	5,072.2	4,824.2	4,277.7	5.1	18.6
Return on Average Assets	1.5%	1.3%	(1.4)%	15.5	208.1
Return on Average Equity	14.9%	13.0%	(13.2)%	14.0	212.6

	For the year ended
(Dollars in millions, except per share amounts)	December 31, 2004	December 31, 2003	% Change

EPS (Diluted)	$1.74	$0.32	443.8%
Net Income	65.4	12.0	445.8
Average Total Assets	4,766.7	4,053.9	17.6
Return on Average Assets	1.4%	0.3%	364.3
Return on Average Equity	13.4%	2.4%	455.3

Average Assets and Deposits

Quarterly average assets increased $248.0 million from $4.8 billion in the third quarter of 2004, to $5.1 billion in the fourth quarter.

Quarterly average loan balance increased $90.4 million from $2.0 billion in the third quarter of 2004, to $2.1 billion in the fourth quarter.

Quarterly average deposit balances increased $196.5 million from $4.0 billion in the third quarter of 2004, to $4.1 billion in the fourth quarter. The average noninterest-bearing demand deposit balance per client was $283.5 thousand at December 31, 2004, versus $270.2 thousand at September 30, 2004, and $254.2 thousand at December 31, 2003.

Quarterly average investment securities increased $31.7 million from the third quarter of 2004 to $2.1 billion in the fourth quarter, and increased by $537.7 million from the fourth quarter of 2003. Quarterly average investment securities in the fourth quarter represented 41.3 percent of total average assets, compared to 42.7 percent of total average assets in the third quarter of 2004, and 36.3 percent of total average assets in the fourth quarter of 2003.

Period-End Assets and Deposits

Total assets of  $5.2 billion at December 31, 2004, were up $207.8 million from September 30, 2004 and up $673.6 million from December 31, 2003. Loans, net of unearned income, of $2.3 billion at December 31, 2004, increased $0.1 billion from $2.2 billion at September 30, 2004, and were up $0.3 billion from $2.0 billion at December 31, 2003.

Period-end total deposits of $4.2 billion at December 31, 2004 were up $181.9 million from $4.0 billion at September 30, 2004, and $552.6 million from $3.7 billion at December 31, 2003.

Net Interest Income

Net interest income of $67.9 million in the fourth quarter of 2004 increased $6.9 million, or 11.3 percent, from $61.0 million in the third quarter of 2004, and increased $20.0 million, or 41.7 percent, from $47.9 million in the fourth quarter of 2003. This growth was primarily due to a $4.9 million increase in income from the loan portfolio, which was driven by a $90.4 million increase in total average loans, combined with improvements in loan yields. On July 1, 2004, August 11, 2004, September 22, 2004, November 10, 2004, and again on December 15, 2004, Silicon Valley Bancshares increased its lending prime rate each time by 25 basis points, bringing its prime rate to 5.25 percent. As of December 31, 2004, approximately 76.0 percent, or $1.8 billion of the Company’s outstanding loans, were variable rate loans and would reprice with an increase in the Bank’s prime rate.

Additionally, interest income from the investment portfolio increased by $1.4 million primarily driven by higher yields.

Net Interest Margin

The net interest margin rose to 5.9 percent in the fourth quarter, compared to 5.6 percent in the third quarter of 2004. Improvements in yields generated from both the loan and investment securities portfolios were the primary drivers. The loan portfolio rose from 8.2 percent to 8.8 percent due to recent increases in short-term market interest rates, and income recognition of certain early payment loan fees.

In 2004, net interest margin reached 5.5 percent increasing from 5.3 percent in 2003. Total average loans increased from $1.8 billion in 2003 to $2.0 billion in 2004.

	For the three months ended			% Change	% Change
(Dollars in millions)	December 31, 2004	September 30, 2004	December 31, 2003	Current Quarter / Prior Quarter	Current Quarter / Prior Year Quarter

Average Loans	$2,108.9	$2,018.5	$1,782.8	4.5%	18.3%
Average Investment Securities	2,092.4	2,060.7	1,554.7	1.5	34.6
Average Deposits	4,148.2	3,951.7	3,451.3	5.0	20.2
Fully Taxable Equivalent:
Net Interest Income	68.5	61.6	48.7	11.2	40.6
Net Interest Margin	5.9%	5.6%	5.0%	5.4	18.0
Period End Bank’s Prime Rate	5.25	4.75	4.00	10.5	31.3

	For the year ended
(Dollars in millions)	December 31, 2004	December 31, 2003	% Change

Average Loans	$1,954.5	$1,800.0	8.6%
Average Investment Securities	1,943.1	1,440.5	34.9
Average Deposits	3,905.5	3,277.6	19.2
Fully Taxable Equivalent:
Net Interest Income	237.4	192.2	23.5
Net Interest Margin	5.5%	5.3%	3.8

Noninterest Income

Noninterest income of $27.8 million in the fourth quarter of 2004, increased $6.0 million, or 27.7 percent, from $21.8 million in the third quarter of 2004, and increased $9.1 million, or 48.3 percent, from $18.8 million in the fourth quarter of 2003. The increase from the third quarter to the fourth quarter of 2004 is primarily attributable to higher net gains on investment securities of $3.5 million, increased letter of credit and foreign exchange fee income of $1.1 million and higher income from client warrants of $0.7 million. These factors were partially offset by a $0.2 million decrease in deposit service charges income.

Investment Gains (Losses)

Investment gains were $3.6 million in the fourth quarter of 2004, compared to investment gains in the third quarter of 2004 of $0.1 million and representing an increase of $3.5 million. Gains on the Company’s equity investments, net of minority interest, were $0.5 million in the fourth quarter of 2004, compared with losses of $0.6 million in the third quarter of 2004 and losses of $0.5 million in fourth quarter of 2003, respectively.  Compared to investment losses in the fourth quarter of 2003, the increase was $4.8 million or 409.6 percent. The carrying value of our cost-basis equity investment securities does not include an unrealized gain of approximately $2.1 million, based on its market valuation on December 31, 2004.

Letter of Credit and Foreign Exchange Fee Income

Letter of credit and foreign exchange fee income were $5.0 million in the fourth quarter of 2004. Compared to fees income in the third quarter of 2004 of $3.9 million, this represents an increase of $1.1 million, or 28.8 percent. The increase in this fee income was largely due to an increase in client foreign exchange transaction volume.

Income From Client Warrants

Income from client warrants of $1.8 million in the fourth quarter of 2004, increased $0.6 million or 58.1 percent from $1.2 million in the third quarter of 2004. Fourth quarter warrant income resulted from 21 clients contributing to the $1.8 million of revenue, with two clients contributing over $0.2 million each. In the third quarter, 17 clients contributed $1.2 million of revenue, with two clients, which contributed over $0.2 million each. The timing and amount of income from client warrants typically depend upon factors beyond the Company’s control. The Company therefore cannot predict the timing and amount of warrant related income with any degree of accuracy, and the amount is likely to vary materially from period to period.

Income from client warrants for the year ended December 31, 2004 was $9.2 million, compared to $7.5 million for the year ended December 31, 2003.

Based on December 31, 2004 market valuations, the Company had $5.7 million in potential pre-tax warrant gains.

The Company is restricted from exercising many of these warrants until later in 2005. As of December 31, 2004, the Company directly held 1,902 warrants in 1,362 companies and made investments through its managed investment funds, in 300 venture capital funds, 40 companies and two venture debt funds. The Company is typically, contractually precluded from taking steps to hedge any current unrealized gains associated with many of these equity instruments. Hence, the amount of income realized by the Company from these equity instruments in future periods may vary materially from the current unrealized amount due to fluctuations in the market prices of the underlying common stock of these companies.

Client Investment Fees Income

	For the three months ended			For the year ended
(Dollars in millions)	December 31, 2004	September 30, 2004	December 31, 2003	December 31, 2004	December 31, 2003

Client Investment Fees	$7.3	$7.0	$5.8	$26.9	$24.0

Client Investment Funds and Deposits

(Dollars in millions)	At December 31, 2004	At September 30, 2004	At December 31, 2003
Client Investment Funds (1):
Private Label Client Investment Funds	$7,208.3	$7,210.6	$7,615.3
Sweep Funds	1,351.2	1,128.5	1,139.2
Client Investment Assets Under Management	2,678.0	2,338.5	591.6
Total Client Investment Funds	11,237.5	10,677.6	9,346.1

Deposits:
Noninterest-Bearing Demand	$2,649.8	$2,463.8	$2,186.3
NOW	32.0	22.8	20.9
Money Market	1,206.1	1,240.9	1,080.6
Time	331.6	310.1	379.1
Total Deposits	4,219.5	4,037.6	3,666.9

Total Client Investment Funds and Deposits	$15,457.0	$14,715.2	$13,013.0

(1) Client Funds invested through Silicon Valley Bancshares, maintained at third party financial institutions.

Average client funds in private label investments, sweep products and assets under management increased to $10.9 billion during the fourth quarter from $10.8 billion during the third quarter of 2004.

Noninterest Expense

Noninterest expense totaled $64.4 million in the fourth quarter of 2004, an increase of $5.5 million, or 9.5 percent, from the $58.9 million in the third quarter of 2004. The increase in noninterest expense was primarily due to an increase in variable compensation expense driven by improved financial performance.

Noninterest expense decreased $33.9 million, or 34.5 percent, compared to $98.3 million in the fourth quarter of 2003, primarily due to a recognition of a $46.0 million non-cash impairment of goodwill charge related to SVB Alliant in the fourth quarter of 2003, partially offset by increases in variable compensation expense.

Income Tax Expense

The Company’s effective tax rate was 39.2 percent for the fourth quarter of 2004, compared with 36.4 percent for the third quarter of 2004. The lower rate for the third quarter of 2004 was primarily attributable to a reversal of an income tax payable due to the closing of a statute of limitations.

The Company’s effective tax rate for 2004 was 37.8 percent compared to 21.0 percent in 2003. The lower tax rate in 2003 was primarily attributable to a higher impact of the Company’s federally tax-advantaged, tax-exempt municipal bonds and tax credit funds on the overall pre-tax income.

Earnings (Loss) Per Diluted Common Share

The Company included the dilutive effect of its $150.0 million zero-coupon, convertible subordinated notes due June 15, 2008 in its fully diluted earnings per share (EPS) calculation using the treasury stock method, in accordance with the provisions of Emerging Issue Task Force (EITF) issue No. 90-19, “Convertible Bonds With Issuer Option to Settle in Cash Upon Conversion” and Statement of Financial Accounting Standard (SFAS) No. 128, “Earnings Per Share”. The exposure draft of SFAS No. 128R, if adopted in its proposed form, will require the Company to change its accounting for the calculation of EPS for its contingently convertible debt to the if converted method. If converted treatment of the contingently convertible debt would have decreased EPS by $0.05 per diluted common share, or 10 percent for the fourth quarter of 2004.

Allowance for Loan and Lease Losses

Historically, the Company aggregated its allowance for loan losses and its allowance for loan loss contingency and reflected the aggregate allowance in its Allowance for Loan Losses (ALLL) balance. Commencing in the fourth quarter, the Company reflected its allowance for loan losses in its ALLL balance and its allowance for loan loss contingency in Other Liabilities. These reclassifications were also made to prior periods’ balance sheets to conform to current period’s presentations. Additionally, the Company reclassified expense related to the ALLL to provision for loan losses and expense related to changes in the allowance for loan loss contingency into noninterest expense for all periods presented. Such reclassifications had no effect on our results of operations or stockholders’ equity but have had the effect of lowering the Company’s ALLL to total gross loans and ALLL to nonperforming loans ratios.  See Credit Quality table on the last page of the Press Release.

Credit Quality

NPLs totaled $14.9 million, or 0.6 percent of total gross loans, at December 31, 2004, compared to $15.0 million, or 0.7 percent of gross loans, at September 30, 2004 and $12.4 million, or 0.6 percent at December 31, 2003.  The Company’s allowance for loan losses was $37.6 million, or 1.6 percent, of total gross loans and 251.8 percent of NPLs, at December 31, 2004. This compares to $43.4 million, or 1.9 percent, of total gross loans and 289.2 percent of NPLs, at September 30, 2004. At December 31, 2003, the allowance for loan losses totaled $49.9 million, or 2.5 percent of total gross loans and 403.7 percent of NPLs.

The Company realized $6.3 million in gross charge-offs and $3.8 million in gross recoveries in the fourth quarter of 2004.  This compares to gross charge-offs of $3.2 million and gross recoveries of $3.2 million in the third quarter of 2004.

The Company’s allowance for loan loss contingency was $16.2 million at December 31, 2004, a $1.0 million, or 6.7 percent increase, from the balance at September 30, 2004.

Stock Buyback Program and Stockholders’ Equity

The Company repurchased 300,000 shares of its common stock in the fourth quarter of 2004 under the Company’s stock repurchase program of up to $160.0 million of common stock, which was previously approved by the Board of Directors in May 2003. Under this program, the Company had repurchased 4.8 million shares totaling $125.8 million as of December 31, 2004.

On January 27, 2005, the Company’s Board of Directors authorized the repurchase of up to $75.0 million of common stock under the stock repurchase program, in addition to the $160.0 million initially approved in May 2003. The additional $75.0 million of shares may be repurchased at any time, at the Company’s discretion, before June 30, 2006, in the open market, through block trades or otherwise, pursuant to applicable securities laws. Depending on market conditions, availability of funds, and other relevant factors, the repurchase of the additional shares may be commenced or suspended at any time prior to June 30, 2006, without any prior notice.  As of December 31, 2004, the Company had approximately 35,970,095 shares outstanding.

Stockholders’ equity totaled $532.3 million at December 31, 2004, an increase of $20.2 million compared to $512.1 million at September 30, 2004 and an increase of $85.3 million compared to $447.0 million at December 31, 2003. Stockholders’ equity rose primarily as a result of an increase in net income and proceeds from issuance of common stock through the Company’s equity incentive and employee stock purchase plans. Both Silicon Valley Bancshares’ and Silicon Valley Bank’s capital ratios were well in excess of regulatory guidelines for classification as a well-capitalized depository institution as of December 31, 2004.

Outlook for 2005

Silicon Valley Bancshares currently expects first quarter 2005 earnings to be between $0.48 and $0.52 per diluted common share.  Actual results may differ.

The outlook for 2005 is based on current economic conditions and it assumes a 75 basis point increase in market interest rates during the first three quarters of 2005. The outlook assumes that average loans are expected to grow at a faster rate than in 2004 and that average deposits are expected to grow at a slower rate than in 2004. Net interest income is expected to grow at about the same rate as occurred in 2004. The Company assumes that a provision for credit losses will be required in 2005 as average loan balances grow. Noninterest income is expected to be slightly lower than in 2004. Excluding the impact of stock option expense or the impact of restricted stock grants in lieu of option grants, noninterest expense is not expected to increase relative to 2004. There are expected to be additional share repurchases in 2005. The effective tax rate is expected to be slightly higher in 2005 compared to 2004.

Safe Harbor

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company’s senior management has in the past and might in the future make forward-looking statements in writing or orally to analysts, investors, the media and others. Forward-looking statements are statements that are not historical facts. Broadly speaking, forward-looking statements include:

•                  projections of our revenues, income, earnings per share, balance sheet, cash flows, capital expenditures, capital structure or other financial items;

•                  descriptions of strategic initiatives, plans or objectives of our management for future operations, including pending acquisitions;

•                  forecasts of venture capital funding levels;

•                  expected levels of provisions for loan losses;

•                  forecasts of future economic performance;

•                  forecasts of future prevailing interest rates;

•                  future recoveries on currently held investments; or

•                  descriptions of assumptions underlying or relating to any of the foregoing.

In this release, Silicon Valley Bancshares makes forward-looking statements discussing our management’s expectations about:

•                  future EPS;

•                  future performance;

•                  future market interest rates;

•                  future economic conditions;

•                  future returns and growth of our warrant portfolio;

•                  future loan balances, growth and yield;

•                  future deposit trends;

•                  future levels of noninterest income and noninterest expense;

•                  future provision for loan losses and net charge-offs; and/or

•                  future credit quality.

You can identify these and other forward-looking statements by the use of words such as “becoming,” “may,” “will,” “should,” “predicts,” “potential,” “continue,” “anticipates,” “believes,” “estimates,” “seeks,” “expects,” “plans,” “intends,” or the negative of such terms, or comparable terminology. Although management believes that the expectations reflected in these forward-looking statements are reasonable, and it has based these expectations on its beliefs, as well as its assumptions, such expectations may prove to be incorrect. Actual results of operations and financial performance could differ significantly from those expressed in or implied by our management’s forward-looking statements.

Factors that may cause the first quarter 2005 and full year 2005 targets to change include:

•                  adjustments needed in the transaction closing process, or other accounting changes, as required by generally accepted accounting principles in the United States of America;

•                  changes in the state of the economy or the markets served by Silicon Valley Bancshares;

•                  changes in credit quality of our loan portfolio;

•                  changes in interest rates or market levels; and/or

•                  changes in the performance or equity valuation of companies we have invested in.

For information with respect to factors that could cause actual results to differ from the expectations stated in the forward-looking statements, see the text under the caption “Factors That May Affect Future Results” included under Item 2 of our most recently filed Form 10-Q for the quarterly period ended September 30, 2004. The Company urges investors to consider all of these factors carefully in evaluating the forward-looking statements contained in this discussion and analysis. All subsequent written or oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. The forward-looking statements included in this filing are made only as of the date of this filing. The Company does not intend, and undertakes no obligation, to update these forward-looking statements.

Certain reclassifications were made to prior years results to conform to 2004 presentations. Such reclassifications had no effect on the Company’s results of operations or stockholders’ equity.

Earnings Conference Call

On January 27, 2005, the Company will host a conference call at 2:00 p.m. (PDT) to discuss the fourth quarter and year-end 2004 financial results.  The conference call can be accessed by dialing (877) 630-8512 and referencing the passcode “Silicon Valley Bank.”  A listen-only live webcast can be accessed on the Investor Relations page of the Company’s website at www.svb.com.  A digitized replay of this conference call will be available beginning at approximately 4:30 p.m. (PDT), on Thursday, January 27, 2005, through midnight (PDT), on Monday, February 28, 2005, by dialing (866) 481-9935.  A replay of the webcast will also be available on www.svb.com for 12 months following the call.

About Silicon Valley Bancshares

For 20 years, Silicon Valley Bancshares, a financial holding company offering diversified financial services, has provided innovative solutions to help entrepreneurs succeed. The Company’s principal subsidiary, Silicon Valley Bank, serves emerging growth and mature companies in the technology, life science, private equity and premium wine industries through 26 offices in the U.S. and two subsidiaries in the U.K. and India. Headquartered in Santa Clara, CA, the Company offers its clients commercial, investment and private banking, funds management and private equity services, as well as the added value of its knowledge and networks. Merger, acquisition, private placement and corporate partnering services are provided through the Company’s investment banking subsidiary, SVB Alliant. More information about the Company can be found at www.svb.com.

SILICON VALLEY BANCSHARES AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	For the three months ended			For the year ended
(Dollars in thousands, except per share amounts)	December 31, 2004	September 30, 2004	December 31, 2003	December 31, 2004	December 31, 2003
Interest Income:
Loans	$46,512	$41,639	$36,360	$162,063	$148,770
Investment Securities:
Taxable	21,154	19,763	13,323	72,929	42,789
Non-Taxable	1,109	1,144	1,491	5,004	6,248
Federal Funds Sold and Securities
Purchased Under Agreement to Resell	2,046	1,347	1,367	6,143	4,530
Total Interest Income	70,821	63,893	52,541	246,139	202,337

Interest Expense
Deposits	2,147	2,138	2,047	8,423	9,083
Other Borrowings	768	762	2,562	2,968	4,370
Total Interest Expense	2,915	2,900	4,609	11,391	13,453

Net Interest Income	67,906	60,993	47,932	234,748	188,884
Provision for Loan Losses	(3,382)	(1,395)	(5,051)	(9,901)	(8,727)
Net Interest Income After Provision for Loan Losses	71,288	62,388	52,983	244,649	197,611

Noninterest Income:
Client Investment Fees	7,297	6,955	5,832	26,919	23,991
Corporate Finance Fees	3,732	3,197	1,627	21,913	13,149
Letter of Credit and Foreign Exchange Fee Income	4,991	3,874	2,806	16,399	12,856
Deposit Service Charges	2,943	3,187	3,514	13,538	13,202
Income from Client Warrants	1,821	1,152	2,997	9,191	7,528
Investment Gains (Losses)	3,638	133	(1,175)	5,571	(8,402)
Credit Card Fees	778	658	759	2,817	3,431
Other	2,637	2,646	2,409	9,685	9,305
Total Noninterest Income	27,837	21,802	18,769	106,033	75,060

Noninterest Expense:
Compensation and Benefits	42,915	36,926	29,388	155,097	122,964
Net Occupancy	3,968	4,512	4,519	17,590	17,638
Professional Services	3,886	4,967	3,875	17,068	13,677
Furniture and Equipment	2,977	3,067	3,731	12,403	11,289
Business Development and Travel	2,893	2,654	2,906	9,718	8,692
Correspondent Bank Fees	1,409	1,407	1,134	5,340	4,343
Data Processing Services	1,038	735	879	3,647	4,288
Telephone	827	856	845	3,367	3,187
Postage and Supplies	803	808	795	3,255	2,601
Tax Credit Fund Amortization	620	620	561	2,480	2,704
Impairment of Goodwill	—	1,910	46,000	1,910	63,000
Provision for Loan Loss Contingency	1,023	(1,856)	1,731	1,549	2,504
Other	2,076	2,244	1,939	9,062	8,304
Total Noninterest Expense	64,435	58,850	98,303	242,486	265,191
Minority Interest in Net (Gains) Losses of Consolidated Affiliates	(2,529)	(2)	1,438	(3,079)	7,689
Income (Loss) Before Income Taxes	32,161	25,338	(25,113)	105,117	15,169
Income Tax Expense (Benefit)	12,606	9,235	(9,819)	39,741	3,192
Net Income (Loss)	$19,555	$16,103	$(15,294)	$65,376	$11,977

Earnings (Loss) per Common Share	$0.55	$0.46	$(0.44)	$1.86	$0.33
Earnings (Loss) per Diluted Common Share	$0.51	$0.43	$(0.44)	$1.74	$0.32

Return on Average Assets (1)	1.5%	1.3%	(1.4)%	1.4%	0.3%
Return on Average Equity (1)	14.9%	13.0%	(13.2)%	13.4%	2.4%
Weighted Average Shares Outstanding	35,622,925	35,303,477	34,472,844	35,215,483	36,109,404
Weighted Average Diluted Shares Outstanding	38,254,397	37,212,745	34,472,844	37,594,649	37,320,632

(1)     Quarterly ratios represent annualized net income divided by quarterly average assets/equity.

SILICON VALLEY BANCSHARES AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(Unaudited)

	For the three months ended			For the year ended
(Dollars in thousands)	December 31, 2004	September 30, 2004	December 31, 2003	December 31, 2004	December 31, 2003
Net Income (Loss)	$19,555	$16,103	$(15,294)	$65,376	$11,977

Other Comprehensive Income (Loss) Gains, Net of Tax:
Translation Loss	(421)	—	—	(421)	—
Change in Unrealized (Losses) Gains on Available-For-Sale Investments:
Unrealized Holding Gains	2,373	16,591	55	1,536	1,954
Reclassification Adjustment for Gains Included in Net Income	(3,179)	(677)	(1,825)	(8,597)	(4,495)
Other Comprehensive Income (Loss) Gains, Net of Tax	(1,227)	15,914	(1,770)	(7,482)	(2,541)
Comprehensive Income (Loss)	$18,328	$32,017	$(17,064)	$57,894	$9,436

SILICON VALLEY BANCSHARES AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands, except par value and per share amounts)	December 31, 2004	September 30, 2004	December 31, 2003
Assets:
Cash and Due from Banks	$279,653	$231,656	$252,521
Federal Funds Sold and Securities Purchased Under Agreement to Resell	166,295	217,774	542,475
Investment Securities	2,258,207	2,133,614	1,575,434
Loans:
Gross Loans	2,326,496	2,244,974	2,001,502
Unearned Income on Loans	(14,353)	(14,560)	(12,273)
Loans, Net of Unearned Income	2,312,143	2,230,414	1,989,229
Allowance for Loan Losses	(37,613)	(43,436)	(49,862)
Net Loans	2,274,530	2,186,978	1,939,367
Premises and Equipment	14,951	14,705	14,999
Goodwill	35,639	35,639	37,549
Accrued Interest Receivable and Other Assets	124,325	125,431	117,663
Total Assets	$5,153,600	$4,945,797	$4,480,008

Liabilities, Minority Interest, and Stockholders’ Equity:
Liabilities:
Deposits:
Noninterest-Bearing Demand	$2,649,853	$2,463,765	$2,186,352
NOW	32,009	22,832	20,897
Money Market	1,206,078	1,240,863	1,080,559
Time	331,574	310,155	379,068
Total Deposits	4,219,514	4,037,615	3,666,876
Short-Term Borrowings	9,820	10,050	9,124
Other Liabilities	125,164	115,236	101,973
Long-term Debt	196,160	196,096	204,286
Total Liabilities	4,550,658	4,358,997	3,982,259

Minority Interest in Capital of Consolidated Affiliates	70,674	74,739	50,744

Stockholders’ Equity:
Common Stock, $0.001 Par Value	36	36	35
Additional Paid-In Capital	44,886	41,202	14,240
Retained Earnings	487,509	467,954	422,131
Unearned Compensation	(4,512)	(2,707)	(1,232)
Accumulated Other Comprehensive Income	4,349	5,576	11,831
Total Stockholders’ Equity	532,268	512,061	447,005
Total Liabilities, Minority Interest, and Stockholders’ Equity	$5,153,600	$4,945,797	$4,480,008
Capital Ratios:
Total Risk-Based Capital Ratio	15.9%	16.7%	16.6%
Tier 1 Risk-Based Capital Ratio	12.5%	13.1%	12.0%
Tier 1 Leverage Ratio	10.9%	11.1%	10.3%
Average Stockholders’ Equity as a Percentage of Average Assets (1)	10.3%	10.2%	10.7%
Other Period-End Statistics:
Book Value Per Share	$14.80	$14.32	$12.76
Full-Time Equivalent Employees	1,028	1,019	969
Common Stock Outstanding	35,970,095	35,754,698	35,028,470

(1)     Represents quarterly average balances for each respective period.

SILICON VALLEY BANCSHARES AND SUBSIDIARIES

AVERAGE BALANCES, RATES AND YIELDS

(Unaudited)

	For the three months ended December 31,
	2004			2003
(Dollars in thousands)	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Interest-Earning Assets:
Federal Funds Sold and Securities Purchased Under Agreement to Resell (1)	$403,513	$2,046	2.0%	$503,929	$1,367	1.1%
Investment Securities:
Taxable	1,994,792	21,154	4.2	1,418,082	13,323	3.7
Non-Taxable (2)	97,595	1,705	7.0	136,606	2,294	6.7
Loans:
Commercial	1,728,165	41,401	9.5	1,506,103	33,049	8.7
Real Estate Construction and Term	145,764	2,101	5.7	90,915	1,323	5.8
Consumer and Other	234,971	3,010	5.1	185,748	1,988	4.2
Total Loans	2,108,900	46,512	8.8	1,782,766	36,360	8.1
Total Interest-Earning Assets	4,604,800	71,417	6.2	3,841,383	53,344	5.5

Cash and Due From Banks	224,425			200,339
Allowance for Loan Losses	(43,957)			(55,858)
Goodwill	35,639			83,552
Other Assets (3)	251,337			208,244
Total Assets	$5,072,244			$4,277,660

Funding Sources:
Interest-Bearing Liabilities:
NOW Deposits	$27,697	29	0.4	$22,638	24	0.4
Regular Money Market Deposits	542,342	688	0.5	401,840	509	0.5
Bonus Money Market Deposits	740,718	936	0.5	701,266	893	0.5
Time Deposits	315,486	494	0.6	390,240	621	0.6
Short-Term Borrowings	10,767	16	0.6	9,083	69	3.0
Long-term Debt	196,047	752	1.5	212,945	2,493	4.6
Total Interest-Bearing Liabilities	1,833,057	2,915	0.6	1,738,012	4,609	1.1
Portion of Noninterest-Bearing Funding Sources	2,771,743			2,103,371
Total Funding Sources	4,604,800	2,915	0.3	3,841,383	4,609	0.5

Noninterest-Bearing Funding Sources:
Demand Deposits	2,522,003			1,935,298
Other Liabilities	122,374			102,225
Minority Interest in Capital of Consolidated Affiliates	71,281			42,334
Stockholders’ Equity	523,529			459,791
Portion Used to Fund Interest-Earning Assets	(2,771,743)			(2,103,371)
Total Liabilities, Minority Interest, and Stockholders’ Equity	$5,072,244			$4,277,660

Net Interest Income and Margin		$68,502	5.9%		$48,735	5.0%

Total Deposits	$4,148,246			$3,451,282

(1)     Includes average interest-bearing deposits in other financial institutions of $15,087.7 thousand and $19.9 thousand for the three months ended December 31, 2004 and 2003, respectively.

(2)       Interest income on non-taxable investments is presented on a fully taxable-equivalent basis using the federal statutory income tax rate of 35 percent in 2004 and 2003. The tax equivalent adjustments were $596.0 thousand and $803.0 thousand for the three months ended December 31, 2004 and 2003, respectively.

(3)       Average equity investments of $121.6 million and $101.6 million for the three months ended December 31, 2004 and 2003, respectively, were reclassified to other assets as they were noninterest-yielding.

SILICON VALLEY BANCSHARES AND SUBSIDIARIES

CREDIT QUALITY

(Unaudited)

(Dollars in thousands)	December 31, 2004	September 30, 2004	December 31, 2003
Nonperforming Loans:
Loans Past Due 90 Days or More	$616	$30	$—
Nonaccrual Loans	14,322	14,988	12,350
Total Nonperforming Loans (1)	$14,938	$15,018	$12,350

Nonperforming Loans as a Percentage of Total Gross Loans	0.6%	0.7%	0.6%
Nonperforming Loans as a Percentage of Total Assets	0.3%	0.3%	0.3%

Allowance for Loan Losses	$37,613	$43,436	$49,862
As a Percentage of Total Gross Loans	1.6%	1.9%	2.5%
As a Percentage of Nonperforming Loans	251.8%	289.2%	403.7%
Allowance For Loan Loss Contingency	$16,187	$15,164	$14,638
Total Gross Loans	$2,326,496	$2,244,974	$2,001,502

(1)     Nonperforming loans equal nonperforming assets for each respective period.